EXHIBIT 23.3

CONSENT OF NATHAN ASSOCIATES, INC.

We hereby consent to being named in Ashland Global Holdings Inc.’s Annual Report on Form 10-K for the year ended September 30, 2019 in the form and context in which we are named.  We do not authorize or cause the filing of such Annual Report and do not make or purport to make any statement other than as reflected in the Annual Report.

/s/ Stephen E. Sellick
Nathan Associates, Inc.
November 25, 2019